SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 17, 2012

SILVER FALCON MINING, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-53765	26-1266967
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification Number)

2520 MANATEE AVENUE WEST, SUITE 200

BRADENTON, FL 34205

 (Address of principal executive offices) (Zip Code)

(941) 761-7819

 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

1

Section 8 - Other Events

Item 8.01 - Other Events

Silver Falcon Mining, Inc. (the "Company") issued a press release, dated July 17, 2012, entitled-"SILVER FALCON MINING, INC. (SFMI) STARTS DRILL PROGRAM"

The press release is in its entirety below:

SILVER FALCON MINING, INC. (SFMI) STARTS DRILL PROGRAM

Bradenton, Florida-July 17, 2012- Silver Falcon Mining, Inc. (OTCBB:SFMI)(SFMI) announces that the “Sinker Tunnel Drill Program” is underway.  Financing, sufficient to allow for the reopening of the Sinker Tunnel and the beginning of an underground drilling program, has been received and further contributions have been pledged for the support of this planned 14 month drilling program.  Contracts for the work inside and outside the Sinker Tunnel will be awarded in the shortest possible time frame.  Details on funding terms will be available in forthcoming US SEC filings.

On the outside, marshalling of the equipment and securing of the area necessary to support the underground work will be underway during the summer.  Prospective employees are being interviewed and selected candidates will undergo MSHA certification for underground work. As for surface drilling, SFMI will attempt to coordinate some drilling this year, but due to the lateness in the season and the previous commitments of drilling companies, SFMI may not be able to do surface drilling atop War Eagle Mountain before the spring of 2013.

On the inside, SFMI will start its exploration phase by completing the shoring-up of the remaining portion of the Sinker Tunnel, as well as the excavation and blasting of spaces large enough for the drilling to proceed (drill rooms).

Drill data should define the location and amount of proven and probable resources and reserves within Silver Falcon Mining’s Sinker Tunnel and other key targets throughout the War Eagle Mountain properties.

Both the Company’s geologists and the independent geologists will correlate drill data, and then proceed with writing this portion of the Company’s NI 43-101 report based on these observations and studies from the drill cores.  Once this drilling data is updated into the Company’s 43-101, the report will be transmitted onto SEDAR for Canadian regulators and other professional evaluations.  Upon transmitting this report, the Company then could proceed with its application for a Toronto Stock Exchange listing.

Final specifications and drawings for the Diamond Creek Metallurgical Lab are in the hands of architectural draftsmen and will be submitted to the Owyhee County Building Inspector's office for approval and conversion of the building permit to SFMI’s corporate name.  SFMI’s permanent staff will carry out the necessary work to finish this essential part of this production line.

An expansion of the mill building is almost completed and the addition of equipment for a flotation line, will allow for a total extraction of all precious metal on the total 30,000 plus tons of tailings stored on our Murphy property and will produce approximately 3,000 tons of high grade concentrate ready for processing through this proposed leaching line.

The Company’s fall shareholder meeting will be held at the Company’s Diamond Creek Mill facility and all present will be able to see the on-going progress at SFMI. The date and time for this shareholders meeting will be forthcoming in a subsequent release.

Mr. Pierre Quilliam, CEO Silver Falcon Mining, Inc., “After months of planning, budgeting and consulting, SFMI will begin drilling.  This is an exciting time in the history of corporate operations.  Now, SFMI can move forward with a comprehensive drill program.  The geological team will be able to evaluate this data which can provide a detailed resource/ reserve calculations of ore, which I and the rest of the SFMI team believe could either meet or exceed the historical data on file.”

About Silver Falcon Mining, Inc.

SFMI has mineral rights to approximately 2,000 acres on War Eagle Mountain in southern Idaho. Its Diamond Creek Mill is situated at the foot of War Eagle Mountain and is serviced by 6.2 miles of paved roads from State Highway 78. It maintains year round access to the Sinker Tunnel which will facilitate underground mining of the rich veins crisscrossing the mountain above and a hires and retains a mining oriented local workforce.

 On behalf of the Board of Directors of Silver Falcon Mining, Inc.: Pierre Quilliam, Chief Executive Officer

Silver Falcon Mining, Inc. cautions that the statements made in this press release constitute forward-looking statements, and not guarantees of future performance and actual results or developments may differ materially from the projections in the forward-looking statements. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made.

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this amended report to be signed on its behalf by the undersigned, thereunto duly authorized.

SILVER FALCON MINING, INC.
Date: July 18, 2012	/s/ Pierre Quilliam
By: Pierre Quilliam, Chief Executive Officer